Exhibit a.1

CERTIFICATE OF TRUST
OF
POLEN CREDIT OPPORTUNITIES FUND

A Delaware Statutory Trust

This Certificate of Trust of Polen Credit Opportunities Fund (the “Trust”), dated as of this 7th day of February, 2023, is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. Section 3801, et seq.) (the “Act”).

1.            Name. The name of the statutory trust formed by this Certificate of Trust is Polen Credit Opportunities Fund.

2.            Registered Office and Registered Agent. The Trust intends to become a registered investment company under the Investment Company Act of 1940, as amended. Therefore, in accordance with §3807(b) of the Act, the Trust shall maintain in the State of Delaware a registered office and a registered agent for service of process. The registered office of the Trust in the State of Delaware shall be 301 Bellevue Parkway, Wilmington, DE 19809. The registered agent at such address shall be The Bank of New York Mellon.

3.            Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the Trustee named below does hereby execute this Certificate of Trust as of the date first-above written.

/s/ Joel L. Weiss
Name: Joel L. Weiss, not in his individual capacity but solely as trustee
Title: Trustee